For Immediate Release
Leatt to Present at the MicroCap Leadership Summit

CAPE TOWN, South Africa (September 16, 2016) – Leatt Corporation announced today that it will present at the inaugural MicroCap Leadership Summit, hosted by MicroCapClub, LLC, on Friday, September 23, 2016, at the Westin Chicago Northwest Hotel in Itasca, Illinois.

The Company will present to approximately 50-60 retail and institutional microcap investors throughout the day using the summit’s small group format. The Leatt presentation will be made by CEO, Sean Macdonald and Founder and Chairman, Dr. Christopher Leatt. For more information about the MicroCap Leadership Summit, please visit http://microcapclub.com/summit/ ..

About MicroCapClub

MicroCapClub is an exclusive forum for microcap investors focused on microcap companies (sub $300m market cap) trading on United States, Canadian, and UK markets. MicroCapClub was created to be a platform for experienced microcap investors to share and discuss stock ideas. Investors can join the community by applying to become a member or subscribing to gain instant view only access. MicroCapClub’s mission is to foster the highest quality microcap investor Community, produce educational content for investors, and promote better Leadership in the microcap arena. For more information, visit http://microcapclub.com

About Leatt Corporation

Leatt® Corporation develops personal protective equipment and ancillary products for all forms of sports, especially action sports. The Leatt-Brace® is an award-winning neck brace system considered the gold standard for neck protection for anyone wearing a crash helmet as a form of protection. It was designed for participants in action sports or riding motorcycles, bicycles, mountain bicycles, all-terrain vehicles, snowmobiles and other vehicles.

For more information, visit: www.leatt-corp.com. | www.leatt.com.
Follow Leatt® on Facebook, Instagram and Twitter.

Contacts:
Leatt Corporation
Sean Macdonald
Chief Executive Officer
Sean.Macdonald@leatt.com
+ (27) 21 557 7257

DresnerAllenCaron:
Michael Mason (investors)
mmason@dresnerallencaron.com

(212) 691-8087

Len Hall (Media)
lhall@dresnerallencaron.com
(949) 474-4300